Exhibit 10.1

EMPLOYMENT AGREEMENT AMENDMENT

made this 10th day of November, 2010

BETWEEN:

SMTC MANUFACTURING CORPORATION OF CANADA, a corporation amalgamated under the laws of Ontario

(hereinafter called the “Corporation”)

- and –

JOHN CALDWELL

(hereinafter called the “Executive”)

WHEREAS the Executive is currently employed by the Corporation pursuant to the Employment Agreement between the Corporation and the Executive made as of the 16th day of May, 2007 (the “Employment Agreement);

AND WHEREAS unless otherwise provided herein, all terms used herein shall have the same meaning as set out in the Employment Agreement;

AND WHEREAS the Corporation and the Executive have mutually agreed to amend the Employment Agreement including providing incentives in order to facilitate the retention of the Executive until the orderly transition and replacement of the Executive by a successor yet to be determined;

NOW THEREFORE in consideration of the of the mutual covenants and agreements contained herein, the Corporation and the Executive hereby agree to amend the Employment Agreement as provided herein with effect on the date above (the “Effective Date”):

ARTICLE 1 – TERM, POSITION AND DUTIES

1.1	Shall be deleted, and replaced with the following:

Term. The employment of the Executive shall continue on the terms and conditions of the Employment Agreement, as amended herein until March 31, 2011, subject to any subsequent written agreement between the Corporation and the Executive by which it is agreed that the Executive’s employment is extended beyond March 31, 2011 on such terms as are thereby agreed in writing. Should the parties agree in writing to extend the Executive’s employment beyond March 31, 2011, it is currently contemplated that the Executive’s compensation during such extension would be limited to his current base salary and current level of benefits only.

SMTC Corporation

Headquarters: 635 Hood Road, Markham, Ontario, Canada L3R 4N6

Telephone: 905-479-1810 Fax: 905-479-5326 Web Site: www.smtc.com

Toronto • San Jose • Mexico • China

ARTICLE 2 – THE EXECUTIVE’S OBLIGATIONS

2.4	Shall be amended to add the following sentence:

Non-Disclosure of Confidential Information. For greater certainty, this restrictive covenant shall survive any termination of the employment of the Executive in perpetuity.

The following Sections 2.8 and 2.9 shall be added to Article 2:

2.8	Confirmation of Restrictive Covenants. For the consideration to be paid by the Corporation to the Executive hereunder, the Executive hereby confirms and acknowledges that he continues to be bound by the restrictive covenants contained in Article 2 of the Employment Agreement, that such restrictions and limitations are reasonable and necessary to protect the interests of the Corporation, that such restrictions and limitations will not prevent the Executive from earning a meaningful living, and that accordingly all defenses to the enforcement thereof are hereby expressly waived.

2.9	The Executive shall prepare and submit to the Board for approval a short term transition plan for the business pertaining to the period while the Corporation is seeking a successor to replace the Executive. The transition plan shall set out prioritized, strategic and operational initiatives to be undertaken during such period and those initiatives which will not be undertaken by the Executive without the prior approval of the Board of Directors.

ARTICLE 3 – COMPENSATION

3.2	Shall be amended to include the following final sentence:

The Executive shall not be eligible to participate in the 2011 short term incentive plan.

3.3	Shall be amended to add the following final sentence:

The Executive shall not be eligible to receive any long term incentive plan stock option grants for the years 2010 and 2011.

3.8	The following provision shall be added to Article 3:

Cancellation of and Release in respect of all DSUs. The Executive hereby acknowledges and agrees that upon the Effective Date and for the consideration and covenants set forth herein, any and all Deferred Share Units previously awarded by the Corporation to the Executive are hereby surrendered and forever cancelled and of no further force and effect, and the Executive shall have no further entitlement to any such award of Deferred Share Units.

ARTICLE 4 – TERMINATION

4.2	Shall be deleted, and replaced by the following:

Termination Without Cause. The Corporation may, with the prior approval of a majority of the independent members of the Board, terminate the Executive’s employment without cause at any time prior to March 31, 2011 upon providing the Executive with written notice of such termination and, in addition to satisfying any other entitlements which the Executive may have under the Employment Agreement as amended by this Employment Agreement Amendment, the Corporation shall, subject to Section 4.13 hereof, make the immediate payment to the Executive of a lump sum amount equal to (i) the Executive’s salary, vacation pay, automobile allowance and the value of all benefits accrued and payable up to the date of such termination plus (ii) the Executive’s salary, vacation pay, automobile allowance and the value of all benefits which would but for the termination be otherwise payable or provided to the Executive from the date of such termination to March 31, 2011 or such later date to which the Executive and the Corporation have agreed to extend the Executive’s employment pursuant to Section 1.1. In addition, the Corporation shall pay the Executive the 2010 short term bonus award, if any, in accordance with the Corporation’s approved 2010 short term incentive plan which for greater certainty shall not be paid until after completion by the Corporation of the audit and release of its 2010 financial results and shall be based solely upon such actual audited results relative to the applicable approved targets.

4.3	Shall be deleted, and replaced by the following:

Termination by the Executive. If prior to March 31, 2011 the Executive terminates his employment by notice in writing or otherwise resigns from his employment hereunder for any reason other than for “Good Reason” (as defined below), the Executive shall not be entitled to receive any further remuneration or payments of any kind or nature from the Corporation, save for any compensation accrued and earned but unpaid as at the effective date of such termination or resignation (excluding 2010 short term bonus award and save any vested stock options including those vested pursuant to Section 4.11 below. For greater certainty, in the event that the Executive provides advance written notice of termination of his employment other than for Good Reason, the Corporation may in its sole discretion waive all or a portion of such notice and the effective date of such termination shall be the last day of employment of the Executive as so determined. At the request of the Corporation, after such termination or resignation by the Executive other than for Good Reason, the Executive shall submit his written resignation as an employee of the Corporation and his written resignations as a director and officer of the Corporation and its Affiliates, as applicable. “Good Reason” wherever used in this Agreement means any breach by the Corporation of the Employment Agreement as amended by this Employment Agreement Amendment or any other reason that would constitute a constructive dismissal of the Executive at common law; provided, however the Executive acknowledges and agrees that the recruitment by the Corporation of a successor to replace the Executive and the short term transition plan to be implemented as provided for in Section 2.9 shall not constitute grounds for a claim for constructive dismissal. The Executive shall provide the Corporation with prior written notice of any claim that Good Reason exists, together with the particulars thereof and the Corporation shall have ten (10) Business Days to take steps to rectify the circumstances giving rise to such claim or to otherwise dispute such claim.

4.4	Shall be amended to delete the first paragraph of Section 4.4 and add the following:

Change of Control.

(i)	In the event that at any time after the Effective Date and on or before the later of March 31, 2011 and such date on which the Executive’s employment ceases if his employment has been extended pursuant to Section 1.1 hereof, the Corporation has been provided with a good faith and bona fide non-binding letter of intent or other comparable term sheet or memorandum of understanding in respect of a transaction which would constitute a “Change of Control” (as such definition is amended hereby) (hereinafter called an “Expression of Interest”), and such Change of Control transaction with such party (or affiliate) to the Expression of Interest in fact closes on or before December 31, 2011, the Corporation will provide the Executive with a lump sum payment, less applicable statutory deductions, equal to two times his current aggregate Base Salary plus the target bonus payable to the Executive under the 2010 Short Term Bonus Plan, which shall be immediately payable upon closing of such Change of Control transaction.

(ii)

In the event that at any time after the date hereof and on or before December 31, 2010, the Corporation has been provided with an Expression of Interest from an entity at any time agreed to in writing by the parties hereto (“Agreed Party”) and such Change of Control transaction with such Agreed Party (or any affiliate thereof) in fact closes on or before December 31, 2011, in addition to the payment in paragraph

4.4(i) above, the Executive shall also be entitled to the compensation set out in the last sentence of Section 4.10 hereof, which shall be immediately payable upon closing of such Change of Control transaction.

(iii)	For greater certainty and notwithstanding anything to the contrary contained in the Employment Agreement, as amended hereby, in the event that the Executive is terminated for cause or otherwise resigns from or terminates his employment other than for Good Reason prior to March 31, 2011 or such later date on which the Executive’s employment ceases if his employment has been extended pursuant to Article 1.1 hereof, the Executive shall not be entitled to any amounts otherwise payable hereunder as a result of a Change of Control transaction.

(iv)	For purposes hereof, the definition of “Change of Control” as defined in Section 4.4 of the Employment Agreement is hereby amended to delete from Section 4.4(b) the words “or other liquidation or dissolution” and insert in their place the words “but expressly excluding by way of a forced liquidation or any other distressed sale”.

The following provisions are added to Article 4 of the Employment Agreement:

4.10 Retention Incentive. Provided that the Executive does not resign from or otherwise terminate his employment, other than for Good Reason, prior to March 31, 2011 or the Executive has not been terminated for cause provided for in Section 4.1 of the Employment Agreement prior to such date, the Executive shall receive from the Corporation a retention incentive of US $708,000.00, payable on the earliest of (i) March 31, 2011, (ii) the date the Board terminates the Executive’s employment for any reason (other than for cause pursuant to Section 4.1) and (iii) the date of closing of any Change of Control transaction. For greater certainty, in the event of a closing of a Change of Control transaction on or before December 31, 2011 with an Agreed Party, provided the Board has received after the date hereof and on or before December 31, 2010 an Expression of Interest from such Agreed Party the retention incentive shall be increased by the sum of US $150,000.00, with such increase payable by the Corporation to the Executive at closing of such Change of Control transaction.

4.11 Vesting and Exercise of Stock Options. All outstanding unvested stock options in the Corporation and in SMTC Corporation held by the Executive shall automatically vest on the earliest of (i) the date that such stock options vest in accordance with their terms; (ii) March 31, 2011; (iii) the date of the appointment of new Chief Executive Officer; (iv) the date the Board has terminated the Executive’s employment hereunder; or (v) the date that Good Reason exists provided that it has not been rectified by the Board as provided in Article 4.3 hereof. As a matter of record, the parties have listed on Schedule “A” the current unvested stock options held by the Executive. The Executive shall have one (1) year from the date of any termination of his employment to exercise all unexercised vested options.

4.12 Release re Constructive Dismissal Claim. The Executive hereby acknowledges and agrees that except in the event of the occurrence of Good Reason, the Executive hereby waives any claim or cause of action for constructive termination or dismissal of the Executive’s employment with the Corporation arising solely from the negotiation and entering into of this Employment Agreement Amendment.

4.13 Payment of Amounts Hereunder. Payment of any amounts to which the Executive is entitled hereunder upon or following the termination of his employment (other than any compensation accrued and earned but unpaid as of the date of the termination of the Executive’s employment) shall be in consideration of, and shall be conditioned upon, (i) the Executive providing a full and final release in favour of the Corporation, its Affiliates and their respective directors and officers in respect of any and all claims, actions, damages and obligations arising from his employment and the cessation thereof in form customary for a release of this nature and mutually acceptable to the parties acting reasonably and (ii) the Executive submitting his written resignation as an employee of the Corporation and his written resignations as a director and officer of the Corporation and its Affiliates, as applicable, with effect as of the date of the termination, resignation or expiration of the Executive’s employment hereunder. Notwithstanding the foregoing, any such full and final release shall not apply to any failure or refusal of the Corporation to pay to the Executive any amounts to which the Executive is entitled under the Employment Agreement as amended hereby.

ARTICLE 5 – MISCELLANEOUS

The following provisions are added to Article 5:

5.13 Independent Legal Advice. The Executive hereby acknowledges that he has been provided with an opportunity to seek and was not prevented nor discouraged from seeking independent legal advice prior to the execution and delivery of this Agreement. In the event he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that the failure to obtain such advice shall not be used by him as a defence to enforcement of the obligations and terms hereunder. The Executive acknowledges that he has read and understood the terms hereof and has not relied on any representation (oral or otherwise) by the Corporation other than those explicitly stated in this Agreement.

5.14 Reimbursement for Executive’s Legal Fees. The Executive shall be entitled to reimbursement for his reasonable legal fees and disbursements, plus HST, incurred in connection with the negotiation and entering into of this Agreement, up to a limit of CDN $15,000.

5.15 Employment Agreement. Except as expressly provided for herein, all other terms and provisions contained in the Employment Agreement shall continue in full force and effect; provided, however, in the event of a conflict between the provisions hereof and the Employment Agreement, the provisions hereof shall prevail. All references herein to Articles and Sections are to the Articles and Sections of the Employment Agreement as amended herein or which are added to the Employment Agreement as provided herein.

5.16 Confidentiality. Except as required by law, as otherwise agreed to in writing, or for the purposes of obtaining financial, tax or legal advice, the parties shall keep the contents of this Agreement confidential.

IN WITNESS WHEREOF the parties have executed this Agreement this 10th day of November, 2010.

SMTC MANUFACTURING CORPORATION OF CANADA

Per:	/S/ JOHN MARINUCCI
JOHN MARINUCCI, Director SMTC Corporation

}
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	}	/S/ JOHN E. CALDWELL
Witness		JOHN E. CALDWELL

SCHEDULE A        UNVESTED STOCK OPTIONS AT NOVEMBER 10, 2010

Grant Date	Total Number of Options Granted	Exercise Price	Vesting Pattern/Period	Total Number of Unvested Options at November 10, 2010
November 14, 2007	115,000	$1.64	33/33/33	38,333
November 10, 2008	100,000	$0.70	33/33/33	33,333
November 10, 2009	100,000	$1.00	33/33/33	66,667

	315,000			138,333